UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2013

Basic Energy Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-32693	54-2091194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 Cherry Street, Suite 2100 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 334-4100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2013, Kenneth V. Huseman informed the board of directors (the “Board”) of Basic Energy Services, Inc. (“Basic”) that he intends to retire, effective December 31, 2013, from his positions as President and Chief Executive Officer of Basic. Mr. Huseman is expected to remain a member of the Board following his retirement. Effective upon Mr. Huseman’s retirement, the Board intends to appoint Thomas Monroe “Roe” Patterson, currently Basic’s Senior Vice President and Chief Operating Officer, to succeed Mr. Huseman as President and Chief Executive Officer at that time. Additionally, it is anticipated that Mr. Patterson will be appointed to the Board on or about the effective date of his appointment as President and Chief Executive Officer.

Mr. Patterson, 38, has 18 years of related industry experience. He has been Basic’s Senior Vice President and Chief Operating Officer since March 2011 and Senior Vice President of Rig and Truck operations since September 2008. Prior to that, he has held positions of increasing levels of responsibility within Basic since he joined the company in February 2006. Prior to joining Basic, he was president of his own manufacturing and oilfield service company, TMP Companies, Inc., from 2000 to 2006. He was a Contracts/Sales Manager for the Permian Division of Patterson Drilling Company from 1996 to 2000. He was in Engine Sales for West Texas Caterpillar from 1995 to 1996. Mr. Patterson graduated with a Bachelor of Science degree from Texas Tech University.

There are no arrangements or understandings between Mr. Patterson and any other persons pursuant to which he was selected as an officer. In addition, Mr. Patterson is not a party to any transaction with Basic that would require disclosure under Item 404(a) of Regulation S-K. Mr. Patterson’s compensation arrangements with respect to his prospective appointment have not been determined.

On March 25, 2013, Basic issued a press release announcing Mr. Huseman’s intention to retire. A copy of the press release is being filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated March 25, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basic Energy Services, Inc.

Date: March 28, 2013	By:	/s/ Alan Krenek
Alan Krenek
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 25, 2013.